Exhibit 99


FOR IMMEDIATE RELEASE                         Contact:  Jerold R. Kassner
August 4, 2000                                                Swank, Inc.
                                                      Attleboro, MA 02703
                                                           (508) 222-3400


                           SWANK, INC.
                    ATTLEBORO, MASSACHUSETTS

        SWANK, INC. ANNOUNCES 1-FOR-3 REVERSE STOCK SPLIT

ATTLEBORO, MASSACHUSETTS, August 4, 2000--SWANK, INC. (Nasdaq:SNKI), announced today that the Company's stockholders approved a proposal to amend the Company's Restated Certificate of Incorporation to effect a 1-for-3 reverse stock split of the Company's issued shares of Common Stock and the reverse split has become effective. Beginning on August 7, 2000, the Company's Common Stock will be listed under the symbol "SNKID" for 20 trading days. The reverse split was undertaken primarily to increase the price of its shares of Common Stock to comply with the $1 minimum bid price requirement for continued listing on the Nasdaq SmallCap Market. The Company believes that maintaining the Company's listing on the Nasdaq SmallCap Market may provide the Company with a broader market for its Common Stock and facilitate the use of its Common Stock in any financing or acquisition transactions in which the Company may engage.

     Swank manufactures and markets men's and women's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "DKNY", "Claiborne", "Guess?", "Anne Klein", "Anne Klein II", "Geoffrey Beene", "John Henry ", "Pierre Cardin", "Colours by Alexander Julian", and "Swank". Swank also manufactures jewelry and leather items for distribution under private labels.

                          *   *   *   *

     This press release contains forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors, including general economic and business conditions, competition in the men's and women's accessories and jewelry markets, continuing sales trends, pricing and consumer preferences.